EXHIBIT 10H
                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of February ____, 1995 is entered into by and among STONE OAK NATIONAL BANK, San Antonio, Texas, a national banking association organized under the laws of the United States ("SONB"), STONE OAK BANKSHARES, INC., a Texas corporation, which is a registered bank holding company and the sole shareholder of SONB ("HOLDING COMPANY"), INTERNATIONAL BANCSHARES CORPORATION, a Delaware corporation ("BANCSHARES") and INTERNATIONAL BANK OF COMMERCE, Laredo, Texas, a state bank organized under the laws of the State of Texas ("IBC"), all of the capital stock of which is owned by IBC SUBSIDIARY CORPORATION, a Delaware corporation ("BANCSHARES SUBSIDIARY CORPORATION") which is a wholly owned subsidiary of BANCSHARES. SONB and IBC are hereinafter sometimes collectively referred to as the "Merging Banks."

                                R E C I T A L S:

         WHEREAS, SONB is a national banking association duly organized and existing under the laws of the United States with an authorized capital of 600,000 shares of common stock, $5.00 par value ("SONB Common Stock"), of which 344,056 shares are issued and outstanding and all of which issued and outstanding shares are held by HOLDING COMPANY;

         WHEREAS, IBC is an association duly organized and existing under the laws of the State of Texas with an authorized capital of 1,393,492 shares of capital stock, $5.00 par value ("IBC Common Stock") of which 1,393,492 shares are issued and outstanding and all of which issued and outstanding shares are held by BANCSHARES SUBSIDIARY CORPORATION;

         WHEREAS, the respective Boards of Directors of each of SONB, HOLDING COMPANY, IBC and BANCSHARES (i) deem it advisable for BANCSHARES to form an interim Texas state chartered bank ("NEWBANK") and merge NEWBANK into SONB (the "Initial Merger") and immediately thereafter merge SONB (being the survivor of the merger of NEWBANK and SONB) into IBC (the "Mergers") pursuant to this Agreement, (ii) have approved this Agreement, pursuant to the terms of and subject to the conditions to which SONB will be merged with and into IBC (the "Final Merger"), and (iii) have authorized the execution hereof;

                                       1

         WHEREAS, the Board of Directors of BANCSHARES SUBSIDIARY CORPORATION, as sole shareholder of IBC, has approved the Mergers and this Agreement subject to requisite regulatory approvals; and

         WHEREAS, the Board of Directors of HOLDING COMPANY, as the sole shareholder of SONB, has approved the Mergers and this Agreement, subject to requisite shareholder and regulatory approvals.

         NOW, THEREFORE, for and in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, and promises hereinafter contained, the parties hereto covenant and agree as follows:

                                    ARTICLE I

                     REPRESENTATIONS AND WARRANTIES OF SONB

         1. In order to induce IBC and BANCSHARES to enter into, execute, deliver and perform this Agreement, SONB represents and warrants to IBC and BANCSHARES as follows:

                  1.1 ORGANIZATION, STANDING AND POWER. SONB is a national banking association duly organized, validly existing and in good standing under federal banking laws. SONB (i) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; (ii) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, and collections and safe deposit facilities, and trust powers, all subject to the primary supervision of the Office of the Comptroller of the Currency ("OCC"); and (iii) is an insured bank as defined in the Federal Deposit Insurance Act. SONB has delivered to IBC complete and correct copies as of a date not more than 30 days prior to the date hereof, of (i) the Articles of Association of SONB and all amendments thereto to the date hereof, and (ii) the By-laws of SONB as amended to the date hereof.

                  1.2 CAPITAL STRUCTURE. The authorized capital stock of SONB consists of 600,000 shares of Common Stock, par value $5.00 per share. As of the date of this Agreement, 344,056 shares of SONB Common Stock were outstanding, validly issued and fully paid and were not issued in violation of the preemptive rights of any shareholder, and all of such issued and outstanding shares of SONB Common Stock are held of record by HOLDING COMPANY. SONB does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of the outstanding SONB Common Stock.

                  1.3 AUTHORITY. Subject to the approval of this Agreement by HOLDING COMPANY as the sole shareholder of SONB and the shareholders of HOLDING COMPANY as contemplated by Section 4.8 hereof, the execution and delivery of this
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Agreement and the consummation of the Mergers contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of SONB. Neither the execution and delivery of this Agreement nor the consummation of the Mergers contemplated hereby nor compliance by SONB with any of the provisions hereof will (i) conflict with or result in a breach of any provision of its Articles of Association or By-laws or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which SONB is a party, or by which it or any of its properties or assets may be bound, except for such conflict, breach or default as to which requisite waivers or consents either shall have been obtained by SONB by the Effective Date (as hereinafter defined) of the Mergers or the obtaining of which shall have been waived by IBC, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to SONB or any of its properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities and banking laws and regulations of the OCC, is required in connection with the execution and delivery by SONB of this Agreement or the consummation by SONB of the Mergers contemplated hereby.

                  1.4 INVESTMENTS. SONB has furnished to IBC SCHEDULE A, a complete list, as of September 30, 1994, and January 31, 1995, of all securities, including municipal bonds, owned by SONB (the "Securities Portfolio"). All securities listed on SCHEDULE A as of January 31, 1995 are owned by SONB of record, except those held in bearer form, and beneficially, free and clear of all mortgages, liens, pledges and encumbrances, except as noted in SCHEDULE A. SCHEDULE A also discloses the entities in which SONB's ownership interest equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of the securities listed in SCHEDULE A.

                  1.5 FINANCIAL STATEMENTS. SONB has delivered to IBC true and correct copies of the Reports of Condition and Income ("Call Reports") of SONB for September 30, 1994 and will provide the same for the period ended December 31, 1994.

         Information set forth in the Call Reports submitted to IBC present fairly the financial position of SONB as of the dates thereof and the results of its operations and the changes in its financial position for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis. Such Call Reports do not, as of the dates thereof, include any material assets or omit to state any material liability, absolute or contingent, or other facts, the inclusion or omission of which renders such Call Reports, in light of the circumstances under which they were made, misleading in any material respect.

                  1.6 ABSENCE OF UNDISCLOSED LIABILITIES. As of September 30, 1994, SONB had no material liabilities of any nature which were not reflected in the SONB Call Reports
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as of September 30 (the "SONB Balance Sheet") except as disclosed in Schedules specifically referred to herein.

                  1.7      TAX MATTERS.

                  (a) HOLDING COMPANY has filed or caused SONB to file, or will at the Effective Date have duly and timely filed or will have caused to be filed, taking into account all extensions of time relating to any filing, (and with respect to all periods prior to the Effective Date, but which are not required to be filed prior to the Effective Date, will duly and timely file the same), all Federal, state, local, foreign and other tax returns, reports and declarations of estimated tax (collectively, "Tax Returns") required to be filed by or for SONB for all periods up to and including the Effective Date (all such Tax Returns being accurate and complete in all material respects) and has paid or established adequate reserves for the payments of all Federal, state, local and foreign taxes, assessments, deficiencies, levies, imposts, duties, license fees, registration fees, withholdings, and other similar governmental charges, and all interest, penalties and additions to tax imposed thereon (collectively, the "Taxes"), shown on the Tax Returns as owing, except where the failure to file the Tax Returns or pay the Taxes would not have a material adverse effect on the financial condition of SONB. All Tax Returns required to be filed after the date hereof pursuant to this Section 1.7 shall, in each case, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with such Tax Return most recently filed in the relevant jurisdiction prior to the date hereof, except where the failure to file in a consistent manner would not have a material adverse effect or except as otherwise required by law or regulation or agreed to by IBC. If any such Tax Return required to be filed after the date hereof shall reflect any new elections or the adoption of any new accounting methods or conventions or other similar items, the reflection or adoption of any such items shall, except where the new elections or accounting methods would not have a material adverse effect or except to the extent such particular reflection or adoption is required to comply with any law or regulation, be subject to the prior written approval of IBC. For the purpose of providing assurance to IBC as to compliance with the preceding sentence, HOLDING COMPANY will provide to IBC, at least ten (10) business days before filing, a copy of each pro forma for SONB proposed to be included in any consolidated federal income tax return, covering any period beginning before the Effective Date; and IBC will be deemed to have not objected under the preceding sentence to the filing of any such Tax Return unless it shall have given written notice of objection not later than five (5) business days before the due date for the filing thereof. The amounts set up as reserves for Taxes on the SONB Balance Sheet were established in accordance with GAAP and are sufficient for the payment of all unpaid Taxes for the periods ended on the date thereof, and for every year or period prior thereto, and for which SONB may be liable in its own right or as a transferee of the assets of a successor to any corporation, person, association, partnership, joint venture or other entity. HOLDING COMPANY shall cause SONB to pay, or establish adequate reserves for the payment of, all Taxes payable for the period from the date of the SONB Balance Sheet, up to and including the Effective Date.

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                  (b) SONB will not have any liability, either in its own right or as a transferee for Taxes in excess of the amount paid or reserved for any period prior to the Effective Date. All amounts required to be withheld or collected by SONB for income taxes, social security taxes, unemployment insurance and other employee withholding taxes have been so withheld or collected, and either paid to the respective governmental authority, or set aside for such purpose, or accrued and reserved against in the SONB Balance Sheet.
                  (c) There is no action, suit, proceeding, audit, investigation or claim pending or threatened, in respect of any Taxes for which SONB may become liable, nor has any deficiency, assessment of, or claim for any Taxes been proposed or asserted, nor has HOLDING COMPANY or SONB received any written notice of any nature whatsoever that any Taxes or additional Taxes are due which have not been paid or otherwise finally settled or satisfied, and no such notice, assessment or claim is outstanding on the date of this Agreement, nor will any of the same be outstanding at the Effective Date except where the same would not have a material adverse effect on the financial condition of SONB or except with respect to such Taxes as are contested in good faith, for which an adequate reserve has been established and as disclosed on SCHEDULE B attached hereto. No waiver of any statute of limitations with respect to any taxable year has been executed by HOLDING COMPANY on behalf of SONB or by SONB on its behalf; there is no agreement, waiver or consent providing for an extension of time with respect to the assessment of any Taxes against SONB, and no power of attorney granted by SONB with respect to any tax matters is currently in force.

                  (d) SONB has not ever been a member of any affiliated group of corporations filing a consolidated Federal or state income tax return, except for the affiliated group with HOLDING COMPANY as the common parent. SONB has not agreed, nor is it required, to make any adjustment under Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of a change in accounting method or otherwise. SONB has not consented to the application to it of Section 341(f)(2) of the Code. SONB has not consented to NOT be included in a consolidated group for 5 consecutive years under Rev. Proc. 91-11, IRB 1991-6; modified and clarified by Rev. Proc. 91-39, IB 1991-27. Except as described on SCHEDULE B, no property of SONB is "tax-exempt use property" within the meaning of Section 168(h) of the Code, nor property that IBC or SONB will be required to treat as being owned by another person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and applicable to property placed in service before 1987. Except as described on SCHEDULE B, (A) there are no tax rulings, requests for rulings, or closing agreements relating to the SONB which could materially affect its liability for Taxes for any period after the Effective Date, (B) all material federal, state and local Tax Returns of, or with respect to SONB with respect to taxable periods through the year ended December 31, 1993 that have been examined by the Internal Revenue Service have been closed or are Tax Returns with respect to which the applicable statute of limitations has expired without extension or waiver, (C) no power of attorney has been granted by SONB with respect to any matter relating to Taxes of SONB which is currently in force, (D)
                                       5

no excess loss account (as referred to in Treasury Regulation Section 1.1502-19) exists with respect to any subsidiary of SONB, (E) SONB has no deferred gain or loss (i) arising from deferred intercompany transactions (as referred to in Treasury Regulation Section 1.1502-13 and 1.1502-13T, or (ii) with respect to the stock or obligations of any other member of SONB's affiliated group (as described in Treasury Regulation Sections 1.1502-14 and 1.502-14T.

                  (e) SONB has paid (and as to any of the following which are payable after the Effective Date, SONB shall have established an adequate reserve for payment of the same) all sales and use Taxes required to be paid by SONB, in its own right or as a transferee, for all periods prior to the Effective Date, except where the same would not have a material adverse effect on the financial condition of SONB or except with respect to such sales and use Taxes as are being contested in good faith, and for which an adequate reserve has been established and as disclosed on SCHEDULE B. There are no outstanding notices of any deficiencies, adjustments, changes in assessments or increases in tax rates with respect to any such taxes. SONB has duly filed or caused to be filed all reports and returns relating to or covering all such taxes and other charges, which are due or required to be filed at or prior to the date hereof.

                  (f) A schedule and aging of net operating loss carryforwards properly allocable to SONB as of the Effective Date and available to SONB and HOLDING COMPANY after the Effective Date for Federal income tax purposes is set forth on SCHEDULE B.

                  1.8 OPTIONS, WARRANTS AND RELATED MATTERS. There are no options, warrants, calls, commitments or agreements of any character to which SONB is a party or by which SONB is bound, calling for the issuance of shares of SONB Common Stock or any security representing the right to purchase or otherwise receive any such SONB Common Stock.

                  1.9 PROPERTY. SONB owns all property reflected on the SONB Balance Sheet (except personal property sold or otherwise disposed of since September 30, 1994 in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except those referred to in the SONB Balance Sheet, Schedule A, liens for current taxes not yet due and payable and such encumbrances and imperfections of title, if any, as are not substantial in character or amount or do not otherwise materially impair business operations. All property and assets material to the business or operations of SONB are in substantially good operating condition and repair, normal wear and tear excepted.

                  1.10 ADDITIONAL SCHEDULES FURNISHED TO IBC. In addition to the Schedules previously furnished to IBC pursuant to other provisions of this Agreement, SONB has furnished to IBC the following Schedules which are correct and complete as of the date hereof:
                                       6

                  (a) SCHEDULE C lists the names of and the number of shares of HOLDING COMPANY Common Stock held of record by (i) all present employees of SONB who received, respectively, salary in excess of $25,000 during the year ended December 31, 1993 or are scheduled to receive salary in excess of $25,000 during the year ending December 31, 1994, and (ii) all directors and officers of SONB;

                  (b) SCHEDULE D lists and contains copies of all notes, bonds, mortgages, indentures, material licenses, material lease agreements and other material contracts and material obligations to which SONB is a party, except for those entered into by SONB in the ordinary course of its lending business consistent with its prior business practices (materiality only for the purpose of SCHEDULE D shall mean a document involving the annual payment by SONB or annual payment to SONB of at least $25,000 pursuant to the terms of the document);
                  (c) Except as specifically disclosed to IBC in SCHEDULE E, SONB is not a party to (i) any employment contract not terminable at the option of SONB without liability, (ii) any retirement, stock option, profit sharing or pension plan or thrift plan or agreement, (iii) any management or consultation agreement not terminable at the option of SONB without liability, or (iv) any union or labor agreement. SONB has complied with all applicable minimum funding requirements and all other applicable and material requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and there are no existing conditions that would give rise to liability thereunder. No Reportable Event (as defined in Section 4043 of ERISA) has occurred in connection with any employee benefit plan that might constitute grounds for the termination thereof by the Pension Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such plan;

                  (d) SCHEDULE F describes all interests in real property owned, leased or otherwise claimed by SONB, other than interests securing loans made in the ordinary course of business; and

                  (e) SCHEDULE G sets forth an accurate and complete list of the
(i) insurance coverage, by amounts, types, risks covered and insurer, of SONB and (ii) indemnity bonds held by SONB. SONB is not in default with respect to any provisions of any such policy or indemnity bond and has not failed to give any notice or present any claim thereunder in due and timely fashion.

                  1.11 RESERVE FOR POSSIBLE LOAN LOSSES. The reserve for possible loan losses shown on the SONB Balance Sheet is substantially adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on loans outstanding as of September 30, 1994. From the date hereof through and including the Effective Date of the Mergers, SONB will make available to IBC all information pertaining to the adequacy of the reserve for possible loan losses of SONB and no material fact related

                                       7

thereto shall be withheld from IBC by SONB. Except as disclosed on SCHEDULE H or as otherwise disclosed in writing to IBC by SONB on or before the date of the Agreement, there are no loans of SONB that have been classified by the bank examiners on SONB's most recent examination report as "Substandard," "Probable Loss" or "Loss."

                  1.12 AGREEMENTS IN FORCE AND EFFECT. All material contracts, agreements, plans, leases, policies and licenses referred to in any Schedule of SONB referred to herein are valid and in full force and effect, and SONB has not breached any material provision of, nor is in default in any material respect under the terms of, any such contract, agreement, plan, lease, policy or license.

                  1.13 LEGAL PROCEEDINGS. Except as set forth in SCHEDULE I, there is no material legal, administrative, arbitration or other proceeding or governmental investigation pending or, to SONB's knowledge, threatened which might reasonably be expected to result in material money damages payable by SONB in excess of insurance coverage or in a permanent injunction against SONB or which might result in a change in the zoning or building ordinances materially affecting the property or leasehold interests of SONB. To SONB's best knowledge, SONB has complied with, and is not in default in any material respect under, any laws, ordinances, requirements, regulations or orders applicable to its business. SONB is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance which materially and adversely affects, or might reasonably be expected materially and adversely to affect, the business operations, prospects, properties, assets or condition, financial or otherwise, of SONB.

                  1.14 ABSENCE OF CHANGES. Since September 30, 1994, except as disclosed in SCHEDULE J, there has not been any material adverse change in the condition (financial or otherwise), of the assets, liabilities, earnings or business of SONB. Since such date, the business of SONB has been conducted only in the ordinary course consistent with prior practices.

                  1.15 BROKERS AND FINDERS. Neither SONB nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Mergers contemplated herein.

                  1.16 ABSENCE OF PROPERTY TAXES AND LIENS. All property taxes due under the applicable provisions of the Texas Tax Code have been paid by either SONB or HOLDING COMPANY, and no liens imposed or authorized by the Texas Tax Code exist on the shares of SONB Common Stock, except as otherwise disclosed in SCHEDULE K.

                  1.17 EVIDENCES OF INDEBTEDNESS. Each evidence of indebtedness reflected as an asset of SONB on the SONB Balance Sheet, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with
                                       8

its terms (subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect), and no evidence of indebtedness having an unpaid balance (principal and accrued interest) is subject to any defense, offset or counterclaim known to SONB. With respect to indebtedness owed to SONB, SCHEDULE L sets forth:

                  (a) with respect to each evidence of indebtedness charged off by SONB during the period between December 30, 1993 and September 30, 1994, the identity of the borrower and the amount of indebtedness (principal and interest accrued to date of charge-off) charged off by SONB and the aggregate amount of such indebtedness charged off, reduced by the aggregate amount of recoveries on indebtedness previously charged off, during such period, all in accordance with generally accepted accounting principles consistently applied by SONB; and

                  (b) with respect to each evidence of indebtedness not charged off under which a Material Default, as hereinafter defined, has occurred and is continuing, the identity of the borrower, the nature of the default and the unpaid amount (principal and interest accrued to September 30, 1994) of such evidence of indebtedness on September 30, 1994. Except as so disclosed in writing to IBC by SONB, to the knowledge of SONB, no Material Default has occurred and is continuing under any evidences of indebtedness not charged off.

         For purposes of this Section 1.17 and Section 4.1 hereof, "Material Default" shall be defined as (i) the failure by the obligor to pay indebtedness or any installment thereof within 60 days after it becomes due and payable, (ii) the occurrence of any other event, of which SONB has knowledge, which could reasonably be expected to result in the obligor being unable to repay the indebtedness in accordance with its terms, or (iii) SONB's cancelling or agreeing or becoming obligated to cancel any indebtedness.

                  1.18 COMMUNITY REINVESTMENT ACT. To SONB's best knowledge, SONB is in full compliance with the Community Reinvestment Act (12 U.S.C. 2901 ET SEQ.) ("CRA") and all regulations promulgated thereunder, except as described in the CRA Performance Evaluation dated June 15, 1993. SONB has supplied IBC with copies of SONB's CRA Performance Evaluation dated June 15, 1993, all support papers therefor, all letters and written comments received by SONB since June 15, 1993 pertaining thereto and any responses by SONB to such comments.

                  1.19 FAIR HOUSING ACT, THE HOME MORTGAGE DISCLOSURE ACT AND EQUAL CREDIT OPPORTUNITY ACT. To SONB's best knowledge, SONB is in full compliance with the Fair Housing Act (42 U.S.C. 3601 ET SEQ.), the Home Mortgage Disclosure Act (12 U.S.C. 2801 ET SEQ.) and the Equal Credit Opportunity Act (15 U.S.C. 1691 ET SEQ.) and all regulations promulgated thereunder. SONB has not received any notices of any violation of said Acts or any of the regulations promulgated thereunder, or any notice of any, nor does SONB have any knowledge of any threatened administrative inquiry, proceeding or investigation with respect to SONB's compliance with said Acts.

                                       9

                  1.20 USURY LAWS AND OTHER CONSUMER COMPLIANCE LAWS. To SONB's best knowledge, all loans of SONB have been made substantially in accordance with all applicable statutes and regulatory requirements, including without limitation, the Texas usury statutes as they are currently interpreted, Regulation Z (12 C.F.R. 226 ET SEQ.) issued by the Board of Governors of the Federal Reserve System, the Federal Consumer Credit Protection Act (15 U.S.C. 1601 ET SEQ.), the Texas Consumer Credit Code (Tex.Rev.Civ.Stat.Ann. art. 5069-2.01, ET SEQ.) and all statutes governing the operation of national banks located in Texas. Each loan on the books of SONB was made in the ordinary course of SONB's business, consistent with prudent banking practices.


                  1.21 BANK SECRECY ACT. Except as otherwise disclosed on SCHEDULE M attached hereto, to SONB's best knowledge, SONB is in full compliance with the Bank Secrecy Act (12 U.S.C. 1730(d) and 1829 (b)) and all regulations promulgated thereunder and SONB has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, SONB has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including, but not limited to, any requisite Custom Reports required by any agency of the United States Treasury Department, including but not limited to the Internal Revenue Service.

                  1.22 ENVIRONMENTAL. To SONB's best knowledge, except as set forth in SCHEDULE N, the ownership, location, construction, use and operation of all real property owned or leased by SONB (fixed asset or OREO) is, and has at all times been, in full compliance with applicable Environmental Law, as hereinafter defined. To SONB's best knowledge, SONB is the owner of, and has in its possession, all permits, licenses and approvals under Environmental Laws that are necessary or required to fully and completely conduct all of its business and operations; including, without limitation, ownership, location, construction, use and operation of its facilities, and is in full compliance with such permits, licenses, and approvals. To SONB's best knowledge, there are no pending or threatened, and there have been no administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law relating to the real property owned by SONB. To SONB's best knowledge, (i) no asbestos was used in the construction of any portion of SONB's facilities; (ii) no real property owned by SONB has at any time been used by SONB, or by any person, as a landfill or for the storage or disposal, or as a site of spilling, dumping, depositing or otherwise disposing of, any hazardous or toxic substances or waste; and (iii) no real property owned by SONB is, or has been, an industrial site or landfill. For the purposes hereof, "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to the environment, health, safety or "hazardous materials," "hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," or words or terms of similar import (including under any

                                       10

Environmental Law), including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 ET SEQ., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. 1801 ET SEQ., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 ET SEQ., the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251 ET SEQ., the Toxic Substances Control Act, 15 U.S.C. 2601 ET SEQ., the Clean Air Act, 42 U.S.C. 7401 ET SEQ., the Safe Drinking Water Act, 42 U.S.C. 3808 ET seq., the Texas Solid Waste Disposal Act, Tex. Health & Safety Code Ann. Ch. 361, the Texas Clean Air Act, Tex. Health & Safety Code Ann. Ch. 382, the Texas Water Code, Tex. Water Code Ann., and the Texas Hazardous Substances Spill Prevention and Control Act, Tex. Water Code Ann.

                  1.23 ZONING AND RELATED LAWS. To SONB's best knowledge, all real property owned or leased by SONB and the use thereof complies with all applicable laws, ordinances, regulations, orders or requirements, including without limitation, building, zoning and other laws.

                  1.24 SECURITIES LAWS. To SONB's best knowledge, SONB and its officers, directors, employees and agents are now, and at all times in the past have been, in full compliance with all applicable federal and state securities laws and any regulations promulgated thereunder, and SONB and its officers, directors, employees and agents have complied with, and currently hold, all necessary licenses and permits required under any federal or state securities law or regulation to conduct any securities activities in which SONB or its officers, employees directors or agents are now engaged or have been engaged in the past.

                  1.25 REGULATORY APPROVALS. SONB has no reason to believe that it will not be able to obtain all requisite regulatory approvals necessary to consummate the Mergers as set forth in this Agreement.

                  1.26 DIVIDENDS. SONB has not declared or paid any dividends during the period from September 30, 1994 to the date hereof.

                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF HOLDING COMPANY

                  2. In order to induce BANCSHARES and IBC to enter into, execute, deliver and perform this Agreement, HOLDING COMPANY represents and warrants to BANCSHARES and IBC as follows:

                  2.1 ORGANIZATION, STANDING AND POWER. HOLDING COMPANY is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. HOLDING COMPANY (i) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and
                                       11

(ii) is a registered bank holding company under the Bank Holding Act of 1956, as amended.

                  2.2 OWNERSHIP OF SONB. HOLDING COMPANY owns 100% of the issued and outstanding shares of SONB Common Stock, which shares are not subject to any liens or encumbrances of any kind.

                  2.3 AUTHORITY. The execution and delivery of this Agreement and the consummation of the Mergers contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of HOLDING COMPANY. Neither the execution and delivery of this Agreement, the consummation of the Mergers contemplated hereby nor the compliance by HOLDING COMPANY with any of the provisions hereof will (i) conflict with or result in a breach of any provision of its Articles of Association or By-laws or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which HOLDING COMPANY is a party, or by which it or any of its properties or assets may be bound except for such conflict, breach or default as to which requisite waivers or consents either shall have been obtained by HOLDING COMPANY by the Effective Date, as hereinafter defined, or the obtaining of which shall have been waived by HOLDING COMPANY, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to HOLDING COMPANY or any of its properties or assets. No consent or approval by any governmental authority, other than those required by applicable federal and state securities and banking laws and regulations is required in connection with the execution and delivery by HOLDING COMPANY of this Agreement.
                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF IBC

                  3. In order to induce SONB and HOLDING COMPANY to enter into, execute, deliver and perform this Agreement, IBC represents and warrants to SONB and HOLDING COMPANY as follows:

                  3.1 ORGANIZATION, STANDING AND POWER. IBC is a state banking association duly organized, validly existing and in good standing under the banking laws of the State of Texas. IBC (i) has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and to own, lease and operate its properties and to carry on its business as now being conducted; (ii) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities, and trust powers, all subject to the supervision of the Texas Department of
                                       12

Banking and the FDIC; and (iii) is an insured bank as defined in the Federal Deposit Insurance Act.

                  3.2 CAPITAL STRUCTURE. The authorized capital stock of IBC consists of 1,393,492 shares of Common Stock, par value $5.00 per share. At the close of business on the business day next preceding the date hereof, 1,393,492 shares of IBC Common Stock were outstanding, validly issued, fully paid and non-assessable. IBC does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of the outstanding IBC Common Stock. All of the issued and outstanding shares of IBC Common Stock are owned by BANCSHARES.

                  3.3 AUTHORITY. The execution and delivery of this Agreement and the consummation of the Mergers contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of IBC. Neither the execution and delivery of this Agreement nor the consummation of the Mergers contemplated hereby nor compliance by IBC with any of the provisions hereof will
(i) conflict with or result in a breach of any provision of its Articles of Association or By-laws or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which IBC is a party, or by which it or any of its properties or assets may be bound except for such conflict, breach or default as to which requisite waivers or consents either shall have been obtained by IBC by the Effective Date, as hereinafter defined, of the Mergers or the obtaining of which shall have been waived by IBC, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to IBC or any of its properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities and banking laws and regulations of the Texas Department of Banking and the FDIC is required in connection with the execution and delivery by IBC of this Agreement or the consummation by IBC of the Mergers contemplated hereby.

                  3.4 ABILITY TO PAY PURCHASE PRICE. IBC has available either through internal funds or funds available from BANCSHARES cash in the amount of the purchase price to be paid to the shareholders of SONB as set forth in
Section 11.3 hereof.

     3.5 REGULATORY APPROVALS. IBC has no reason to believe that it will not be able to obtain all requisite regulatory approvals necessary to consummate the Mergers as set forth in this Agreement.

                  3.6 INVESTMENT. IBC is not acquiring the SONB Common Stock with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended.

                                       13

                                   ARTICLE IV

         CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE DATE OF THE MERGERS

                  4.1 ACCESS TO RECORDS AND PROPERTIES OF SONB. Between the date of this Agreement and the Effective Date, SONB agrees to give IBC full access to all of its premises, books, records (including tax returns filed and those in preparation) financial information and other information pertinent to its operations, including, without limitation, access to HOLDING COMPANY's Independent Auditors with respect to the preparation of the financial statements and tax planning of HOLDING COMPANY; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of SONB. SONB will keep IBC closely advised of all material developments relevant to the consummation of the Mergers and will cooperate fully in permitting IBC to make a full investigation of the business, properties, financial condition and investments of SONB, in the preparation of all applications, reports and other documents necessary or advisable for the successful consummation of the Mergers, and in bringing about the consummation of the Mergers. Prior to the Effective Date, SONB shall disclose in writing to IBC:

                  (a) the same kind of information previously disclosed in writing by it to IBC pursuant to Section 1.17(a), except that such new disclosure shall relate to the period between September 30, 1994, and the last day of the last month preceding the Effective Date of the Mergers; and

                  (b) the same kind of information previously disclosed in writing by it to IBC pursuant to Section 1.17(b), except that such new disclosure shall relate to evidences of indebtedness not charged off under which a Material Default has occurred and is continuing as of the last day of the last month preceding the Effective Date of the Mergers.

                  IBC will treat and hold confidential any information concerning the business and affairs of SONB or HOLDING COMPANY that is not generally available to the public ("Confidential Information") it receives from any of SONB, HOLDING COMPANY, its shareholders, officers, directors or agents, in the course of its review of SONB or HOLDING COMPANY. IBC will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to SONB or HOLDING COMPANY, as the case may be, all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

                  SONB acknowledges that IBC is in the same business as SONB and may already have knowledge or possession of all or part of the Confidential Information. Therefore, any information provided to IBC by SONB shall not be deemed to be Confidential Information if:

                                       14

                  (i) it was in IBC's lawful possession or within IBC's knowledge at the time of disclosure;

                  (ii)  at the time of disclosure, it was in the public domain;

                  (iii) after IBC's disclosure, it becomes, through no act or omission on our part, in the public domain;

                  (iv) it was lawfully and independently obtained by IBC from a third party who was not under an obligation of confidentiality.

                  4.2 OPERATION OF THE BUSINESS OF SONB. SONB agrees that from the date hereof to the Effective Date, except to the extent that IBC shall otherwise consent, SONB will operate its business substantially as presently operated and only in the ordinary course, and, consistent with such operation, it will use its best efforts to preserve intact its present business organization and its relationships with persons having business dealings with it.

SONB acknowledges that it executed a contract with Electronic Data Systems, Inc. dated April 27, 1989 and, with respect to any renewal, termination or extension provision in such EDS Contract, SONB has taken all action necessary to prevent the EDS contract from being automatically renewed in any manner.

                  SONB will maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty, maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained, perform all its obligations under contracts, leases and documents relating to or affecting its assets, properties and business, and fully comply with and perform all obligations and duties imposed upon it by all applicable laws and governmental rules, regulations and orders imposed by governmental authorities.

                  Without limiting the generality of the foregoing, SONB agrees that it will not from the date hereof to the Effective Date, except to the extent IBC should otherwise consent, other than in the ordinary course of business and consistent with SONB's prior practices, (i) grant any material salary increase to any officer or employee or enter into any new bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance or other benefit plan or any new employment or consulting agreement; (ii) create or otherwise become liable with respect to any indebtedness for money borrowed or purchase money indebtedness; (iii) make or allow any amendment of its Articles of Association or By-laws; (iv) issue or contract to issue any shares of SONB Common Stock or securities exchangeable for or convertible into SONB Common Stock; (v) purchase any shares of SONB Common Stock; (vi) enter into or assume any contract or obligation; (vii) incur or suffer to exist a lien on any of its properties either real or personal; (viii) make any substantial renovation of any of its properties or enter into any lease or agreement involving any substantial obligation; or (ix) waive any right of substantial value.
                                       15

                  4.3 CONSENTS. IBC, SONB, HOLDING COMPANY and BANCSHARES shall each use their best efforts to obtain the consent or approval of each state or federal agency where consent or approval shall be required to permit IBC and SONB to consummate the Mergers, including the consent or approval of the Federal Reserve Bank of Dallas, the OCC, the Federal Deposit Insurance Corporation (the "FDIC") and the Texas Department of Banking and IBC, SONB and BANCSHARES shall file any necessary regulatory applications related to the Mergers with the appropriate bank regulators within sixty (60) days after the date on which this Agreement is executed, unless all parties hereto mutually agree to extend such deadline.

                  4.4 DIVIDENDS. SONB agrees that it will not pay any dividends, stock or cash, to its shareholders from the date hereof through the Effective Date.

                  4.5 BEST EFFORTS. IBC, BANCSHARES, HOLDING COMPANY and SONB each will use its best reasonable efforts to bring about the Mergers contemplated by this Agreement as soon as practicable, unless this Agreement is terminated as provided herein.

                  4.6 PUBLIC DISCLOSURE. Neither IBC, SONB, HOLDING COMPANY, BANCSHARES nor any representative of said parties, will make any public disclosure concerning this Agreement or the Mergers contemplated herein without the mutual consent of each of the other parties hereto to the timing and content of the disclosure; provided, however, the parties hereto may make any disclosure necessary to maintain compliance with applicable federal or state laws or regulations or required in connection with the making of any application necessary to effect the Mergers.

                  4.7 SECURITIES PORTFOLIO. SONB agrees that it will not materially alter the size or mix of its Securities Portfolio between the date of this Agreement and the Effective Date, except in the ordinary course of its business, without the prior written consent of IBC.

                  4.8 SHAREHOLDER APPROVAL. HOLDING COMPANY agrees to submit this Agreement to its shareholders for approval as soon as reasonably practical after execution of this Agreement, and in no event more than forty-five (45) days after acceptance for filing as informationally complete of the last of the applications to be filed with any federal regulatory authority necessary in order to consummate the Mergers, and the Board of Directors of HOLDING COMPANY will recommend approval of the Agreement and the transactions contemplated hereby to the shareholders of HOLDING COMPANY. In addition, if the shareholders of the HOLDING COMPANY approve the Mergers then the Board of Directors of HOLDING COMPANY shall direct the proper officers of HOLDING COMPANY to execute and deliver to SONB a written consent of sole shareholder approving the Mergers.

                  4.9 FORMATION OF NEWBANK. BANCSHARES agrees to use its best efforts to organize NEWBANK as soon as possible after the execution of this Agreement,
                                       16

which organization will be subject to receipt of the requisite regulatory approvals. NEWBANK shall not engage in any business activity and its sole purpose and function shall be to effect the Initial Merger with SONB. After formation of NEWBANK, BANCSHARES shall cause NEWBANK to ratify this Agreement and agree to perform all of the obligations of NEWBANK hereunder.

                   4.10 NO SOLICITATION. Prior to the Effective Date of the Mergers, unless this Agreement is sooner terminated, neither SONB nor HOLDING COMPANY shall directly or indirectly (i) solicit or encourage inquiries or proposals with respect to the Merger of SONB or the sale of any of the shares of SONB Common Stock or other material asset(s) of SONB from any party other than IBC, or (ii) merge with any party or sell any of the shares of SONB Common Stock or material asset(s) of SONB to any party except as set forth in this Agreement.

                   4.11 SONB EARNINGS. All earnings net of ordinary expenses of SONB since September 30, 1994, shall be retained by SONB through the Effective Date and shall be transferred to IBC upon consummation of the Mergers.

                   4.12 SONB AND HOLDING COMPANY EXPENSES. HOLDING COMPANY shall pay all of its and SONB's reasonable and necessary costs and expenses incurred by it or SONB or HOLDING COMPANY or on its or SONB's behalf which are incurred directly in connection with the Mergers, including respective fees and expenses of financial consultants, accountants and counsel provided, however, this shall not limit SONB from incurring or paying ordinary expenses of SONB.

                   4.13 SECURITIES PORTFOLIO. Between the date hereof and the Effective Date, upon the sale or sales of all or any portion of the Securities Portfolio of SONB, the proceeds of such sale(s) shall be invested in U.S. Treasury obligations with a maturity date, no longer than six months or as otherwise mutually agreed upon by IBC and SONB.

                                    ARTICLE V

                           CONDITIONS OF MERGERS - IBC

                  5. The obligations of IBC to perform this Agreement are subject to the satisfaction of the following conditions unless waived by IBC:

                  5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of SONB and HOLDING COMPANY set forth in Articles I and II, respectively, hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, except as otherwise permitted by this Agreement, and IBC shall have received a certificate, executed by the Presidents of SONB and HOLDING COMPANY, respectively, to that effect.

                  5.2 PERFORMANCE OF OBLIGATIONS OF SONB AND HOLDING COMPANY. SONB and HOLDING COMPANY shall have performed all obligations required to be performed by it under this Agreement prior to the Effective Date.

                  5.3 AUTHORIZATION OF MERGERS. All action necessary to authorize the execution, delivery and performance of this Agreement by SONB and HOLDING COMPANY and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors of SONB and HOLDING COMPANY, respectively, and the shareholders of HOLDING COMPANY, and IBC and SONB shall have full power and right to merge on the terms provided herein.

                  5.4 MATERIAL ADVERSE CHANGE. Prior to the Effective Date, there shall not have occurred any material adverse change in the assets, properties, operations, or financial condition of SONB, nor shall any event have occurred which with the lapse of time should cause or create any material adverse change in SONB's assets, properties, operations or financial condition.

                  5.5 INJURIOUS BEHAVIOR. To the extent any employee of SONB acts in a manner which is inconsistent with Section 4.2 hereof or is otherwise inconsistent which the spirit and intent of this Agreement, the Board of Directors of SONB, after consultation with legal counsel, shall take whatever actions are appropriate and necessary to immediately terminate such conduct and to otherwise protect the goodwill and business relationships of SONB.

                  5.6 VANDER ZEE LITIGATION. SONB is a party in a lawsuit styled HARLAN D. VANDER ZEE V. THE HONORABLE JANET RENO, ET AL, in the United States District Court for the Western District of Texas (Austin Division), cause number A 94 CA 020 SS (the lawsuit and any refiling, appeal, or other proceeding arising from the same facts is herein referred to as the "Vander Zee Litigation"). In IBC's sole judgment, IBC shall have determined that the Vander Zee Litigation does not pose a significant risk to the acquisition of SONB by IBC.

                                   ARTICLE VI

                          CONDITIONS OF MERGERS - SONB

                  6. The obligation of SONB to perform this Agreement is subject to the satisfaction of the following conditions unless waived by SONB:

                  6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of IBC set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, except as otherwise permitted by this Agreement, and SONB shall have received a certificate, executed by the President of IBC to that effect.

                  6.2 PERFORMANCE OF OBLIGATIONS OF IBC. IBC shall have performed all obligations required to be performed by it under this Agreement prior to the Effective Date.

                  6.3 AUTHORIZATION OF MERGERS. All action necessary to authorize the execution, delivery and performance of this Agreement by IBC and the consummation of the Mergers contemplated hereby shall have been duly and validly taken by the Boards of Directors of IBC and BANCSHARES, respectively, and the shareholders of HOLDING COMPANY, and IBC and SONB shall have full power and right to merge on the terms provided herein.

                  6.4 IBC EXPENSES. IBC shall pay all costs and expenses incurred by, or on its behalf, in connection with the Mergers.

                                   ARTICLE VII

              CONDITIONS TO RESPECTIVE OBLIGATIONS OF IBC AND SONB

                  7. The respective obligations of IBC and SONB under this Agreement are, at their respective options, subject to the further condition that:

                  7.1 GOVERNMENTAL APPROVALS. The parties hereto shall have received approval of the Mergers contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve Bank of Dallas, the Texas Department of Banking, the OCC and the FDIC, and such approvals and the Mergers contemplated hereby shall not have been contested by any Federal or state governmental authority nor by any other third party by formal proceeding, and none of such approvals or consents shall be subject to any terms or conditions that are unreasonable or unduly burdensome in the opinion of the party hereto which is obliged to discharge or comply with such term or condition. It is understood that if any contest as aforesaid is brought by formal proceedings, IBC may, but shall not be obligated to, answer and defend such contest.

                                  ARTICLE VIII

                           CLOSING DATE AND AGREEMENT

                  8.1 CLOSING DATE. The closing ("Closing") for the consummation of the transactions contemplated by this Agreement shall be effected as of the close of business on the last day of the month in which the latest of the following dates occurs and, unless another date or place is agreed to in writing by the parties hereto, shall take place at the offices of IBC in San Antonio, Texas on the first business day of the following month:

                  (a) the thirtieth calendar day after all the governmental approvals as described in Section 6.1 hereof have been obtained; or

                  (b) such date as may be prescribed by any Federal or state agency or authority pursuant to an applicable Federal or state law, rule or regulation, prior to which consummation of the transactions provided herein may not be effected.

                  8.2 EFFECTIVE DATE OF THE MERGERS. Subject to the terms and conditions set forth herein, including receipt of all required regulatory approvals, the Final Merger shall become effective at the time on which the Texas Department of Banking delivers to IBC a certified copy of the Certificate of Merger issued under the seal of the Texas Department of Banking (the "Effective Date") or at the time specified therein. It is anticipated that the date of the Closing and the Effective Date of the Final Merger shall be either the same date or as contemporaneous as possible and it is further contemplated that the Mergers will be effected on the same date.

                                   ARTICLE IX

                    POST CLOSING COVENANTS OF HOLDING COMPANY

                  9.1 AGREEMENT NOT TO COMPETE BY HOLDING COMPANY. It is hereby expressly agreed that upon consummation of the Mergers, neither HOLDING COMPANY nor any principal shareholder (being a shareholder with 5% or more of the stock) or affiliate of HOLDING COMPANY shall conduct the business of banking within the territory circumscribed by a fifty (50) mile radius of any former banking premise of SONB for a period of two (2) years; provided, however, that no owner of 5% or less of the outstanding stock of any corporation shall be deemed to conduct the business of banking solely by reason of such ownership. Upon consummation of the Mergers, neither HOLDING COMPANY nor any of its principal shareholders or affiliates shall use the name "Stone Oak" or any derivation thereof, or any name similar thereto, in connection with any banking or other similar financial institution or any insurance or securities company. Upon consummation of the Mergers, HOLDING COMPANY shall not have any rights to any trademarks or other intellectual property rights of SONB. It is acknowledged that damages for breach of the provisions of this paragraph would be difficult or impossible to ascertain, and that BANCSHARES and/or IBC shall have the right to seek specific performance of such provisions, which right shall not be exclusive of such parties' right to seek damages.

                  9.2      PAYMENT OF TAXES; ADDITIONAL TAX COVENANTS.

                  (a) HOLDING COMPANY shall be liable for and shall hold IBC, BANCSHARES and SONB harmless against, any and all Taxes due or payable by SONB, or by IBC or BANCSHARES with respect to SONB, for any taxable year or tax period ending on or before the Closing; including, without limitation (i) any liability of SONB by reason of its being liable (pursuant to Treasury Regulations Section 1.1502-6, any analogous state, local or foreign provision, or otherwise), in whole or in part, for any tax of any affiliated group (as defined in Section 1504(a) of the Code or any analogous state, local or foreign provision) with respect to which SONB may be or have been an includable corporation (as defined in Sections 1504(b) and (c) of the Code or such analogous state, local or foreign provision) (an "Affiliated Group"); and (ii) any liability that arises because SONB ceases on the Effective Date to be a member of an Affiliated Group filing consolidated or combined returns; and (iii) any and all Taxes due or payable by SONB resulting from or arising out of the transactions contemplated by the Agreement.

                  (b) IBC and BANCSHARES shall be liable for, and shall hold HOLDING COMPANY harmless from and against, any and all Taxes due or payable with respect to (1) the business, activities, transactions and assets of SONB for any taxable year or tax period beginning after the Closing; or (2) except as otherwise provided herein, any action taken by or on behalf of IBC, BANCSHARES, or their Affiliates or SONB after the Closing, whether or not contemplated by this Agreement.

                  (c) Any Taxes with respect to the business, activities and assets of SONB that relate to a tax period beginning before the Closing and ending after the Effective Date shall be apportioned between HOLDING COMPANY and IBC (in the case of real and personal property Taxes, on a per diem basis, and in the case of other Taxes, as determined from the books and records of SONB consistent with the Code, regulations thereunder and other applicable law, based on the actual operations of SONB during the portion of such period ending on the Closing and the portion of such period beginning on the day following the Closing, and each such portion of such period shall be deemed to be a tax period subject to the provisions of this subsection 9.2(c)).

                  (d) Any refunds or credits of taxes that are attributable to a taxable year or tax period (including a period deemed to be a tax period under subsection 9.2(c) above) ending after the Closing, including, without limitation, any refunds or credits that arise from the carryback of any deduction, loss or credit from a tax period (including a period deemed to be a tax period under subsection 9.2(c) above) ending subsequent to the Closing, to a tax period ending on or before the Closing, shall be for the account of IBC. HOLDING COMPANY shall promptly forward to IBC or BANCSHARES, or reimburse them for, any refunds or credits due IBC or BANCSHARES after receipt by HOLDING COMPANY thereof. HOLDING COMPANY shall forward to IBC or BANCSHARES any refunds or credits due to IBC or BANCSHARES , pursuant to this subsection 9.2(d), within thirty (30) days of the receipt of same. HOLDING COMPANY shall submit to IBC, on the first anniversary of the Closing, written statements regarding the status of any refunds or credits pursuant to this subsection 9.2(d).

                  (e) HOLDING COMPANY shall have the right to exercise, at its own expense, control at any time over the handling, disposition and/or settlement of any issue raised in any official inquiry, examination or proceeding regarding any Tax Return with respect to which HOLDING COMPANY may be liable for Taxes pursuant to this Section 9.2 or otherwise hereunder and any Tax Return other than as described in Subsection 9.2(f) below (including the right to settle or terminate any contest with respect thereto); provided, however, that (1) HOLDING COMPANY shall permit IBC to participate, at its own expense, in such settlement or defense through counsel chosen by IBC; (2) in the case of any such inquiry, examination or proceeding with respect to which IBC or SONB could be liable or could suffer a loss of any material tax benefit, HOLDING COMPANY shall not enter into a settlement (at the administrative level or during the course of judicial proceedings) without the prior written approval of IBC, which shall not be unreasonably withheld; and (3) IBC and BANCSHARES shall cooperate with HOLDING COMPANY, as HOLDING COMPANY may reasonably request, in any such inquiry, examination or proceeding.

                  (f) (i) IBC or BANCSHARES shall have the right to exercise, at their own expense, control at any time over the handling, disposition and/or settlement of any issue raised in any official inquiry, examination or proceeding involving any Tax Return for a tax period beginning after the Effective Date (including the right to settle or terminate any contest with respect thereto); provided, however, that (1) IBC shall permit HOLDING COMPANY, at its own expense, to participate in such settlement or defense through counsel chosen by HOLDING COMPANY; (2) in the case of any such inquiry, examination or proceeding with respect to which HOLDING COMPANY could be liable or could suffer the loss of any tax benefit, IBC or BANCSHARES shall not enter into a settlement (at the administrative level or during the course of judicial proceedings) without the prior written approval of HOLDING COMPANY, which shall not be unreasonably withheld; and (3) HOLDING COMPANY shall cooperate with IBC or BANCSHARES, as IBC or BANCSHARES may reasonably request, in any such inquiry, examination or proceeding.

                  (ii) IBC or BANCSHARES shall have the right to exercise, at their own expense, control at any time over the handling, disposition and/or settlement of any issue raised in any official inquiry, examination or proceeding regarding any Tax Return other than as described in subsection 9.2(e) and 9.2(f)(i) above (including the right to settle or otherwise terminate any contest with respect thereto); and HOLDING COMPANY shall cooperate with IBC or BANCSHARES, as IBC or BANCSHARES may reasonably request, in any such inquiry, examination or proceeding.

                  (g) If, with respect to any official inquiry, examination or proceeding with respect to Taxes for which indemnity may be sought pursuant to this Section 9.2, HOLDING COMPANY, in the case of a Tax Return described in subsection 9.2(e) above, or IBC and BANCSHARES, in the case of a Tax Return described in Subsection 9.2(f) above, elects not to exercise control over the handling, disposition and/or settlement of the issues raised in such inquiry, examination or proceeding, IBC and BANCSHARES or HOLDING COMPANY as the case may be, shall so notify HOLDING COMPANY or IBC and BANCSHARES, respectively, and the party so notified shall be entitled, but shall not be obligated, to exercise control over the handling, disposition and/or settlement; subject, in the case of HOLDING COMPANY, to the provisions of subsection 9.2(e) and, in the case of the IBC and BANCSHARES, to the provisions of subsection 9.2(f).

                  (h) Subsequent to the Closing, the parties hereto shall provide each other, and IBC and BANCSHARES shall cause SONB to provide HOLDING COMPANY with such cooperation and information relating to a company as any party reasonably may request in (i) filing any Tax Return, amended return or claim for refund, (ii) determining any liability for Taxes or a right to refund of Taxes or (iii) conducting or defending any audit or other proceeding in respect to Taxes. Such cooperation and information shall include providing copies of all relevant Tax Returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by taxing authorities and records concerning the ownership and tax basis of property which any party or an of their Affiliates may possess. IBC and BANCSHARES shall make, and shall cause SONB to make, and HOLDING COMPANY shall make, its employees, accountants and other advisors available on a mutually convenient basis to provide explanations of any documents or information required to be provided hereunder. The parties shall retain, and IBC and BANCSHARES shall cause SONB to retain, all returns, schedules and work papers, and all materials, records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such return and other documents relate and, unless such returns and other documents are offered and delivered to HOLDING COMPANY or IBC and BANCSHARES, as applicable, until the final determination of any Tax in respect of such years. In addition, the parties shall comply and IBC and BANCSHARES shall cause SONB to comply, with all applicable governmental record retention agreements entered into with any taxing authority with respect to SONB.

                  (i) Subsequent to the Closing, and within thirty (30) days after HOLDING COMPANY has filed its consolidated Tax Return for the taxable period in which SONB ceases to be a member of the consolidated group filing said Tax Return, HOLDING COMPANY shall deliver to SONB, IBC and BANCSHARES a written statement itemizing all loss and credit carryforwards pursuant to Treasury regulation 1.1502-79(a)-(e), that have been apportioned and/or attributed to SONB and thereafter all of said loss and credit carryforwards, if any, shall be and remain the sole property of SONB.

                  9.3 INDEMNITY BY HOLDING COMPANY. HOLDING COMPANY shall unconditionally and absolutely indemnify and hold IBC and BANCSHARES, their officers, directors, and employees (hereinafter collectively called the "Indemnified Parties"), harmless from and against any and all damages, losses, liabilities, claims, litigation, demands, judgments, suits, proceedings, and expenses (including, without limitation, attorneys' fees and court costs), of any kind or nature whatsoever (hereinafter collectively called the "Losses") which may at any time be imposed upon, incurred by or asserted against any of the Indemnified Parties and related to or arising out of any dissent or objection by any shareholder of HOLDING COMPANY against the Mergers or the Vander Zee Litigation; provided however, with respect to Losses arising from the Vander Zee Litigation, the Indemnified Parties shall look for reimbursement solely out of, and the HOLDING COMPANY's indemnification obligation shall be strictly limited to, the $100,000 being held in escrow pursuant to Section 9.5 below.
                                       23

         HOLDING COMPANY shall assume the burden and expense of defending the Indemnified Parties, with counsel reasonably satisfactory to IBC, against all legal proceedings related to or arising out of any matter set out herein. Subject to the special conditions and limitations set forth herein as to the Vander Zee Litigation, HOLDING COMPANY shall pay when due any judgments against any of the Indemnified Parties which have been indemnified under this Agreement and which are rendered by a final order or decree of a court of competent jurisdiction from which no further appeal may be taken or has been taken within the applicable appeal period. In the event that such payment is not made, the Indemnified Party at its sole discretion, may pay any such judgments, in whole or in part, and look to HOLDING COMPANY for reimbursement, or may proceed to file suit against HOLDING COMPANY to compel such payment.

                  9.4 INDEMNITY BY IBC. IBC and BANCSHARES shall unconditionally and absolutely indemnify and hold HOLDING COMPANY, its officers, directors, and employees (hereinafter collectively called the "HC Indemnified Parties"), harmless from and against any and all Losses which may at any time be imposed upon, incurred by or asserted against any of the HC Indemnified Parties and related to or arising out of the Vander Zee Litigation, except as paid or incurred pursuant to Section 9.5 below from the $100,000.00 escrow.

                  Subject to the provisions of 9.3 and 9.5, IBC and BANCSHARES shall assume the burden and expense of defending the HC Indemnified Parties, with counsel reasonably satisfactory to HOLDING COMPANY, against all legal proceedings related to or arising out of any matter set out herein. IBC and BANCSHARES shall pay when due any judgments against any of the HC Indemnified Parties which have been indemnified under this Agreement and which are rendered by a final order or decree of a court of competent jurisdiction from which no further appeal may be taken or has been taken within the applicable appeal period. In the event that such payment is not made, the HC Indemnified Party at its sole discretion, may pay any such judgments, in whole or in part, and look to IBC and BANCSHARES for reimbursement, or may proceed to file suit against IBC and BANCSHARES to compel such payment.

                  9.5 ESCROW. The sum of $100,000 out of the Purchase Price (the "Escrow Amount") shall be deposited on the effective date of the Initial Merger (as hereinafter defined) into an interest bearing escrow account at a financial institution acceptable to HOLDING COMPANY and IBC, to be held in the name of the escrow agent ("Escrow Agent") for the benefit of HOLDING COMPANY and the Indemnified Parties. The Escrow Amount shall be disbursed by Escrow Agent (a) to secure the payment of any Loss which may arise in favor of the Indemnified Parties arising from the Vander Zee Litigation, and (b) as an agreed maximum limitation on the amount of HOLDING COMPANY's liability to the Indemnified Parties for any Losses arising from the Vander Zee Litigation.

                  Upon the payment of the Escrow Amount, IBC and Bancshares shall release HOLDING COMPANY for any Losses arising out of the Vander Zee Litigation. In addition to satisfying the terms and conditions of the Escrow Agent, the Indemnified Parties
                                       24

may not make any claim against the Escrow Amount until and unless the Indemnified Parties shall have given HOLDING COMPANY written notice of any such claim by the Indemnified Parties and not less than a period of thirty (30) days to remedy any such claim and/or mitigate the Loss incurred by the Indemnified Parties by virtue thereof. To the extent that no claim by the Indemnified Parties has been made or is pending against the Escrow Amount, the balance of the Escrow Amount, including all accrued interest thereon, shall be disbursed to HOLDING COMPANY or its designee immediately after the date a final order or decree is entered by the court in the Vander Zee Litigation from which no further appeal may be taken or has been taken within the applicable appeal period.

                                    ARTICLE X

                   TERMINATION; EXPIRATION OF REPRESENTATIONS,
                 WARRANTIES AND COVENANTS; WAIVER AND AMENDMENT

                  10.1 TERMINATION. This Agreement may be terminated at any time prior to the effective date of the Initial Merger by:

                  (a) The mutual consent of the respective Boards of Directors of IBC and SONB;

                  (b) IBC if the conditions set forth in Article V hereof shall not have been met;

                  (c) SONB if the conditions set forth in Article VI hereof
             shall not have been met;

                  (d) IBC if the conditions set forth in Article VII shall not have been met;

                  (e) The Board of Directors of either IBC or SONB, if consummation of the Final Merger shall not have become effective by 5:00 P.M. on August 31, 1995, unless otherwise extended by mutual agreement of the parties hereto; or

                  (f) IBC if the holders of more than fifteen percent ( 15%) of the issued and outstanding shares of Common Stock of HOLDING COMPANY either (i) file with SONB prior to the Shareholders Meeting a notice of their intent to exercise their right to dissent to the Mergers, which constitutes a sale of substantially all the assets of HOLDING COMPANY, or (ii) vote against the Mergers at the Shareholders Meeting of HOLDING COMPANY called in accordance with Section 4.8 hereof.

                  10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement and the Mergers, pursuant to Section 10.1, this Agreement shall become void and have no effect, except for breaches or actions occurring prior to termination; provided, however, that the confidentiality provisions of Section 4.1, above, shall survive termination. Any such termination which occurs through no fault of any of the parties to this Agreement shall be without liability to any of the parties hereto.

                  10.3 WAIVER AND AMENDMENT. Any term or provision of this Agreement, except statutory requirements, and requisite approvals of regulatory authorities, may be waived at any time by the party which is entitled to the benefits thereof and this Agreement may be amended or supplemented at any time by the mutual agreement of IBC and SONB through action taken by their respective Boards of Directors.

                                   ARTICLE XI

                                     MERGERS

                  11.1 INITIAL MERGER. NEWBANK shall be merged with and into SONB (the resulting bank being herein referred to as the "First Surviving Bank") as of the effective time of the Initial Merger under the Charter and Articles of Association of SONB. Each of the outstanding shares of common stock of NEWBANK shall, IPSO FACTO, and without any action on the part of BANCSHARES, be cancelled and be converted into shares of common stock of the First Surviving Bank. The shares of common stock of the First Surviving Bank into which such NEWBANK common stock is converted shall represent ownership of 100% of the issued and outstanding capital stock of the First Surviving Bank, all of which shall be owned by BANCSHARES upon the consummation of the Initial Merger.

                  On the effective date of the Initial Merger and until thereafter amended in accordance with law, the Articles of Association of First Surviving Bank shall be the Articles of Association of SONB as in effect on the effective date of the Initial Merger.

                  Until altered, amended or repealed as therein and in the Articles of Association of First Surviving Bank provided, the Bylaws of First Surviving Bank shall be the Bylaws of SONB as in effect on the effective date of the Initial Merger.

                  The main office of First Surviving Bank shall be the main office of SONB as of the effective date of the Initial Merger, and all corporate acts, plans, policies, contracts, approvals and authorizations of SONB and NEWBANK and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the effective date of the Initial Merger, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of First Surviving Bank and shall be as effective and binding thereon as the same were with respect to SONB and NEWBANK respectively, as of the effective date of the Initial Merger.

                  On the effective date of the Initial Merger, the corporate existence of SONB and NEWBANK shall be merged into and continued in First Surviving Bank, and First Surviving Bank shall be deemed to be the same corporation as SONB and NEWBANK. All rights, franchises and interests of SONB and NEWBANK, respectively, in and to any type of property and choses in action shall be transferred to and vested in First Surviving Bank by virtue of such Merger without any deed or other transfer. First Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by SONB and NEWBANK, respectively, as of the effective date of the Initial Merger.

                  On the effective date of the Initial Merger, First Surviving Bank shall be liable for all liabilities of SONB and NEWBANK. All deposits, debts, liabilities and obligations of SONB and of NEWBANK, respectively, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of SONB or NEWBANK as the case may be, shall be those of First Surviving Bank and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either SONB or NEWBANK shall be preserved unimpaired.

                  Directors of the First Surviving Bank after the merger of NEWBANK with and into SONB shall be the same as the Directors of SONB as of the effective date of the Initial Merger.

                  Advisory Directors of the First Surviving Bank shall be the same as the Advisory Directors of SONB as of the effective date of the Initial Merger.

                  The name of the First Surviving Bank shall be "STONE OAK NATIONAL BANK."

                  11.2 EFFECT OF FINAL MERGER. Immediately after the effective time of the Initial Merger, the First Surviving Bank shall be merged with and into IBC (which, as the receiving association, is hereinafter referred to as "Continuing Bank" whenever reference is made to it at or after the Effective
Date) under the charter and Articles of Association of IBC pursuant to the provisions of, and with the effect provided in Texas Banking Code Article 342-305 and the Bank Merger Act (12 U.S.C. 1828(c)).

                  On the Effective Date of the Final Merger and until thereafter amended in accordance with law, the Articles of Association of Continuing Bank shall be the Articles of Association of IBC as in effect on the Effective Date.

                  Until altered, amended or repealed as therein and in the Articles of Association of Continuing Bank provided, the Bylaws of Continuing Bank shall be the Bylaws of IBC as in effect on the Effective Date.

                  Unless and until changed by the Board of Directors of Continuing Bank, the main office of Continuing Bank shall be the main office of IBC as of the Effective Date, and until thereafter changed in accordance with law or the Articles of Association or Bylaws of Continuing Bank, all corporate acts, plans, policies, contracts, approvals and authorizations of SONB and IBC and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Bank and shall be as effective and binding thereon as the same were with respect to SONB and IBC respectively, as of the Effective Date.

                  On the Effective Date of the Final Merger, the corporate existence of SONB and IBC shall, as provided in the provisions of law heretofore mentioned, be merged into and continued in Continuing Bank, and Continuing Bank shall be deemed to be the same corporation as SONB and IBC. All rights, franchises and interests of SONB and IBC, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Bank by virtue of such Merger without any deed or other transfer. Continuing Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by SONB and IBC, respectively, as of the Effective Date.

                  On the Effective Date of the Final Merger, Continuing Bank shall be liable for all liabilities of SONB and IBC. All deposits, debts, liabilities and obligations of SONB and of IBC, respectively, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of SONB or IBC as the case may be, shall be those of Continuing Bank and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either SONB or IBC shall be preserved unimpaired.

                  Upon the consummation of the Final Merger, the par value and number of issued and outstanding shares of capital stock of the Continuing Bank shall be the same as the par value and number of issued and outstanding shares of capital stock of IBC as of the Effective Date.
                  Directors of the Continuing Bank after the merger of SONB with and into IBC shall be the same as the Directors of IBC as of the Effective Date.

                  Advisory Directors of the Continuing Bank shall be the same as the Advisory Directors of IBC as of the Effective Date.

                  The name of the Continuing Bank shall be "International Bank of Commerce".

                  11.3. CONSIDERATION. In consideration of the Initial Merger of NEWBANK with and into SONB and the resulting ownership by BANCSHARES of all of the issued and outstanding capital stock of the First Surviving Bank, NEWBANK shall pay cash in the amount of the Purchase Price, as hereinafter defined, to HOLDING COMPANY upon the consummation of the Initial Merger. The Purchase Price shall be $2,212,000, subject to the following adjustments:

                  (i) In the event the Market Value, as hereinafter defined, of the Securities Portfolio on the Effective Date is less than $6,051,993, then the Purchase Price shall be reduced by the amount by which the Market Value of the Securities Portfolio on such date is less than $6,051,993; provided, however, in no event shall the Purchase Price be reduced by more than $100,000 pursuant to this paragraph, for a minimum Purchase Price of $2,112,000;

                  (ii) In the event the Market Value of the Securities Portfolio on the Effective Date is greater than $6,051,993, then the Purchase Price shall be increased by the amount by which the Market Value of the Securities Portfolio on such date is greater than $6,051,993; provided, however, in no event shall the Purchase Price be increased by more than $100,000 pursuant to this paragraph, for a maximum Purchase Price of $2,312,000.

As used in this Agreement, the term "Purchase Price" shall mean the amount which is the result of the above described calculation. The term "Market Value" as used in this section shall mean market value as determined by IBC in its sole discretion.

                  11.4 PAYMENT OF PURCHASE PRICE. On the effective date of the Initial Merger, IBC or BANCSHARES shall pay, or cause NEWBANK to pay, the Purchase Price to the HOLDING COMPANY, as follows:

                  (a) $100,000 in cash out of the Purchase Price shall be deposited in an escrow account pursuant to the terms of Section 9.4, hereof; and

                  (b) the balance of the Purchase Price shall be paid by cashier's check or wire transfer to HOLDING COMPANY.

                  11.5 USE OF NAME. At the Closing, HOLDING COMPANY shall transfer all of its right, title and interest to the name "Stone Oak" to IBC and HOLDING COMPANY, and all subsidiaries and affiliates of HOLDING COMPANY shall agree not to use the name "Stone Oak" thereafter in connection with any banking or other similar financial institution or any insurance or securities company.

                  11.6 BENEFIT PLANS. The Continuing Bank will maintain all employee benefit plans of IBC in effect as of the Effective Date; however, all employee benefit plans of SONB shall be terminated by SONB prior to the consummation of the Final Merger. All employees of SONB retained by Continuing Bank shall be deemed to be and shall be treated as new employees of IBC.

                                   ARTICLE XII

                                  MISCELLANEOUS

                  12.1 ENTIRE AGREEMENT. This Agreement contains the entire agreement among IBC, BANCSHARES and SONB with respect to the Mergers.

                  12.2 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

                  If to IBC or BANCSHARES:

                  International Bank of Commerce; or
                  International BANCSHARES Corporation
                  1200 San Bernardo
                  Laredo, Texas 78040
                  Attn: Mr. Dennis E. Nixon, President

                  and

                  International Bank of Commerce
                  130 East Travis
                  San Antonio, Texas 78205
                  Attn: Mr. Thomas L. Travis, President

                  With a Copy To:

                  Martin, Drought & Torres, Inc.
                  300 Convent, Suite 2500
                  San Antonio, TX 78205
                  Attention: Frank B. Burney

                  If to SONB:

                  Mr. Harold F. McDonald
                  Chairman of the Board and President
                  STONE OAK NATIONSBANK
                  723 Morning Hill
                  San Antonio, Texas 78232

                  With A Copy To:

                  Jackson & Walker, L.L.P.
                  112 E. Pecan St., #2100
                  San Antonio, Texas  78205-1521
                  Attention:  Patrick B. Tobin

                  12.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                  12.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

                  12.5 ADDITIONAL DOCUMENTATION. As soon as practicable after the Effective Date, the Merging Banks shall execute and file such documents and take such other actions as may be necessary or appropriate to effect the transactions contemplated by this Agreement.

                  12.6 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those to which it is held invalid and unenforceable, shall not be affected thereby and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
                  12.7 ARBITRATION. The parties hereto shall submit to binding arbitration by a board of three arbitrators any disputed question or controversy arising under this Agreement or arising out of or relating to the transaction contemplated by the Agreement. Any such arbitration shall be conducted at San Antonio, Texas. Any party may initiate the arbitration, by notice in writing to the other party, setting forth the nature of the dispute, the amount involved, if any, and the remedy sought. Any party desiring to initiate arbitration shall serve a written notice of intention to arbitrate to the other party and to the American Arbitration Association office in or closest to San Antonio, Texas within 180 days after a dispute has arisen. A dispute is deemed to have arisen upon receipt of written demand or service of judicial process. Failure to serve a notice of intention to arbitrate within the time specified above shall be deemed a waiver of the notifying party's right to compel arbitration of such claim. Such notice of intention to arbitrate may be informal and need not comply with Rule 6 of the American Arbitration Association. Legal action regarding this Agreement and any liabilities hereunder shall either be brought by arbitration, as described herein, or by judicial proceedings but shall not be pursued in different or alternative forums. The issue of waiver pursuant to this paragraph is an arbitrable issue.

                  The board of three arbitrators shall be appointed promptly upon written application of the initiating party, and shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All of the arbitrators shall be members of the American Arbitration Association. Depositions may be taken and other discovery obtained in any arbitration under this Agreement. The board of arbitrators appointed hereunder shall conduct the arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as such rules may be modified for the purpose of the arbitration proceeding by action of a majority vote or the arbitrators or by mutual written agreement of the parties to this Agreement.

                  In any arbitration proceeding subject to these provisions the arbitrators, or a majority of them, are specifically empowered to decide (by documents only, or with a hearing, at the arbitrators sole discretion) pre-hearing motions which are substantially similar to preheating motions to dismiss and motions for summary adjudication.

                  The award of the arbitrators, or a majority of them, shall be final and binding upon the parties hereto and judgment thereon may be entered in any court having jurisdiction.

                  All statutes of limitations which would otherwise be applicable shall apply to any arbitration proceeding hereunder.

                  The provisions of this section shall survive any termination, amendment, or expiration of this Agreement unless all the parties hereto otherwise expressly agree in writing.

                  The parties hereto acknowledge that this Agreement evidences a transaction involving interstate commerce in that the funds which may be advanced or committed under this Agreement are derived from interstate financial markets. The Federal Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause in this Agreement.

                  The arbitrators, or a majority of them, shall award attorney's fees and costs to the prevailing party pursuant to the terms of this Agreement.

                  Venue of any arbitration proceeding hereunder will be in Bexar County, Texas.
                                       32

                  Except as set forth above concerning awards to the prevailing party, each party shall bear its own expenses in connection with preparation for the presentation of its case at the arbitration proceedings and the fees and expenses of the arbitrators and all other expenses of the arbitration (except those referred to in the preceding sentence) shall be borne equally by the parties to such arbitration.

                  12.8 SURVIVAL. All of the representations, covenants, warranties and agreements contained in this Agreement shall survive the Closing and the Effective Date, for a period of two (2) years from the date of this Agreement except for any representation or warranty relating to tax matters, for which tax matters representations shall have no time limitation except as may be provided by law, and performance or execution in whole or in part of this Agreement shall not constitute a waiver thereof. Without limiting the generality of the foregoing, this Agreement shall continue and remain in full force and effect between HOLDING COMPANY, IBC and BANCSHARES regarding the Post Closing Covenants of HOLDING COMPANY set forth in Article IX hereof for the periods therein contemplated notwithstanding the consummation of the Mergers.

         IN WITNESS WHEREOF, SONB and IBC have each caused this Agreement to be executed by its Chief Executive Officer, and HOLDING COMPANY and BANCSHARES have caused this Agreement to be executed by their respective Chief Executive Officers, all as of the date and year first above written.

                                       33

STONE OAK NATIONAL BANK
SAN ANTONIO, TEXAS

By:/S/ HAROLD F. MCDONALD
       Harold F. McDonald, Chairman
         of the Board

STONE OAK BANKSHARES, INC.

By:/S/ HAROLD F. MCDONALD
       Harold F. McDonald
Its:   CHAIRMAN OF THE BOARD

INTERNATIONAL BANK OF COMMERCE

By:/S/ DENNIS E. NIXON
       Dennis E. Nixon, President

INTERNATIONAL BANCSHARES CORPORATION

By:/S/ DENNIS E. NIXON
       Dennis E. Nixon, President
                                       34

THE STATE OF TEXAS

COUNTY OF BEXAR

         I, Karen Kravcov , a Notary Public, do hereby certify that on this 26th day of February, 1995, personally appeared before me Harold F. McDonald, who declared he is the Chairman of STONE OAK NATIONAL BANK and STONE OAK BANKSHARES, INC., acknowledged that he signed the foregoing document in the capacities therein set forth and declared that the statements therein contained are true.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal the date and year before written.


                  Karen L. Kravcov            KAREN L. KRAVCOV
Notary Seal       Notary Public               Notary Public, State of Texas
State of Texas    STATE OF TEXAS              10-18-95
                  My Comm. Exp. 10/18/95      (Printed or stamped name of
                                              Notary) My commission expires:


THE STATE OF TEXAS

COUNTY OF WEBB

         I,_______________________ , a Notary Public, do hereby certify that on this ___ day of _______________, 1994, personally appeared before me Dennis E. Nixon, who declared he is the President of INTERNATIONAL BANK OF COMMERCE and INTERNATIONAL BANCSHARES CORPORATION, acknowledged that he signed the foregoing document in the capacities therein set forth and declared that the statements therein contained are true.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal the date and year before written.


                                              _____________________________

                                              Notary Public, State of Texas
                                              _____________________________

                                              (Printed or stamped name of
                                              Notary) My commission expires:

EXHIBITS:

Schedule A - Securities Portfolio
Schedule B - Tax Matters and Available Carry Forward
Schedule C - Capital Stock
Schedule D - Material Obligations
Schedule E - Employment Contracts
Schedule F - Real Property Interests
Schedule G - Insurance Agreements
Schedule H - Reserve for Possible Loan Losses
Schedule I - Legal Proceedings
Schedule J - Material Changes
Schedule K - Property Taxes and Liens
Schedule L - Evidences of Indebtedness
Schedule M - Bank Secrecy Act
Schedule N - Environmental Liabilities

DIRECTORS OF STONE OAK NATIONAL BANK
SAN ANTONIO, TEXAS


By:/S/ CHARLES W. CURRY, JR.                    By:    _________________________
       Charles W. Curry, Jr., President                Samuel Peck, Director


By:/S/ CHARLES R. SHADDOX                       By:/S/ CHRIS WAPLES
       Charles R. Shaddox, Director                    Chris Waples, Director


By:/S/ LLOYD A. DENTON, JR.                     By:/S/ MARK MCCOY
       Lloyd A. Denton, Jr., Director                  Mark McCoy, Director

By:/S/ LAVERNE M. JAPHET                        By:    _________________________
       Laverne M. Japhet, Director                     Charles W. Curry, Jr.,
                                                       Director

By:/S/ DONALD N. JORDAN                         By:    _________________________
       Donald N. Jordan, Director                      David Garrett, Director

STONE OAK BANKSHARES, INC.


By:/S/ CHARLES W. CURRY, JR.
       Charles W. Curry, Jr., President


By: __________________________________          By: ____________________________
       Charles W. Curry, Jr., Director                 Samuel Peck, Director

By:/S/ CHARLES R. SHADDOX                       By:/S/ CHRIS WAPLES
       Charles R. Shaddox, Director                    Chris Waples, Director


By:/S/ LLOYD A. DENTON, JR.                     By:/S/ MARK MCCOY
       Lloyd A. Denton, Jr., Director                  Mark McCoy, Director


By:/S/ LAVERNE M. JAPHET                        By: ____________________________
       Laverne M. Japhet, Director                     Charles W. Curry, Jr.,
                                                       Director

By:/S/ DONALD N. JORDAN                         By: ____________________________
       Donald N. Jordan, Director                      David Garrett, Director

INTERNATIONAL BANK OF COMMERCE


By:/S/ LEONARDO SALINAS                         By:/S/ ROY JENNINGS, JR.
       Leonardo Salinas, Director                      Roy Jennings, Jr.,
                                                       Director

By:/S/ DENNIS E. NIXON                          By:/S/ LESTER AVIGAEL
       Dennis E. Nixon, Director                       Lester Avigael, Director


By: __________________________________          By:/S/ RICHARD E. HAYNES
      Alberto A. Santos, Director                      Richard E. Haynes,
                                                       Director


By: __________________________________          By:/S/ ANTONIO R. SANCHEZ, JR.
      R. David Guerra, Director                        Antonio R. Sanchez, Jr.,
                                                       Director


INTERNATIONAL BANCSHARES CORPORATION

By:/S/ DENNIS E. NIXON
       Dennis E. Nixon, President
                                       39